Exhibit 10.2

17 December 2007

RECOMMENDED PROPOSALS FOR THE CASH ACQUISITION

OF

NSB RETAIL SYSTEMS PLC

BY

EPICOR SOFTWARE CORPORATION

(acting through its wholly owned subsidiary, Epicor Retail Solutions, Inc.)

(TO BE EFFECTED BY MEANS OF A SCHEME OF ARRANGEMENT)

Summary and highlights

•

The boards of Epicor and NSB announce that they have reached agreement on the terms of the recommended acquisition of NSB by Epicor (through its wholly-owned subsidiary Epicor Retail) whereby shareholders of NSB will receive 38.0 pence in cash per Ordinary Share. The Transaction will be effected by means of a scheme of arrangement under section 425 of the Companies Act.

•

The terms of the Proposals value the entire issued ordinary share capital of NSB (fully diluted for the exchange of all Exchangeable Shares and the exercise of all in the money options under the NSB Share Incentive Schemes) at approximately £160.1 million.

•	The terms of the Transaction represent a premium of approximately:

•	61.7 per cent. to the Closing Price of 23.50 pence per Ordinary Share on 12 December 2007, being the last Business Day prior to the commencement of the Offer Period;

•	55.7 per cent. to the average Closing Price of 24.40 pence per Ordinary Share for the three months ended 12 December 2007, being the last Business Day prior to the commencement of the Offer Period;

•	36.3 per cent. to the average Closing Price of 27.88 pence per Ordinary Share for the 12 months ended 12 December 2007, being the last Business Day prior to the commencement of the Offer Period; and

•	11.8 per cent. to the Closing Price of 34.00 pence per Ordinary Share on 14 December, being the last Business Day prior to this announcement.

•

Epicor is a global leader in the development and delivery of integrated enterprise resource planning (“ERP”), customer relationship management, supply chain management, retail point-of-sale and professional services automation software solutions to mid-market companies and divisions of the Global 1000.

•

The Epicor Directors believe that a combination of NSB and Epicor will create a leading provider of software applications to the specialty retail market and will establish the company as a leader in point of sale (“POS”) solutions. The Epicor Directors further believe that the increased breadth of products, additional market focus and opportunity and new cross-selling opportunities resulting from the transaction should provide significant benefits for customers and employees of both companies.

•

The NSB Directors, who have been so advised by Close Brothers, consider the terms of the Proposals to be fair and reasonable. In providing advice on the Proposals to the NSB Directors, Close Brothers has taken account of the commercial assessments of the NSB Directors. Accordingly, the NSB Directors unanimously recommend that NSB Shareholders vote in favour of the Scheme at the Court Meeting and in favour of the Special Resolution to be proposed at the NSB General Meeting.

•

Epicor has received irrevocable undertakings to vote (or to procure the vote) in favour of the Scheme at the Court Meeting in respect of 31.21 per cent. of the existing issued ordinary share capital of NSB entitled to vote at the Court Meeting, and 36.93 per cent. of the existing issued share capital entitled to vote at the NSB General Meeting, as follows:

(i)	each of the NSB Directors who holds Ordinary Shares has irrevocably undertaken to vote or to procure that the relevant registered shareholder vote in favour of the Proposals in respect of the Ordinary Shares beneficially owned by such NSB Directors or their connected persons, which amount, in aggregate, to 2,401,957 Ordinary Shares representing approximately 0.63 per cent. of the existing issued ordinary share capital of NSB entitled to vote at the Court Meeting and approximately 0.58 per cent. of the existing issued share capital of NSB entitled to vote at the NSB General Meeting. These undertakings will continue to be binding if any higher competing offer is made for NSB.

(ii)	certain other NSB Shareholders have irrevocably undertaken to vote in favour of the Proposals at the Court Meeting and to approve the Scheme in respect of, in aggregate 116,486,132 Ordinary Shares, representing approximately 30.58 per cent. of the existing issued ordinary share capital of NSB entitled to vote at the Court Meeting and in respect of, in aggregate, 116,486,132 Ordinary Shares and 34,508,249 Voting Shares together representing approximately 36.35 per cent of the existing issued share capital of NSB entitled to vote at the NSB General Meeting. These undertakings will cease to be binding if a higher competing offer is made representing an improvement of at least 10 per cent. above 38.0 pence per Ordinary Share or if the Scheme is withdrawn or lapses.

•

The Proposals will be put to NSB Shareholders at the Court Meeting and at the NSB General Meeting, which are both expected to be held on or around 16 January 2008. In order to become effective, the Scheme must be approved by a majority in number of the holders of Ordinary Shares present and voting (and entitled to vote) at the Court Meeting, either in person or by proxy, and representing not less than 75 per cent. in value of all Ordinary

Shares that are cast at the Court Meeting (or at any adjournment thereof). In addition, the Special Resolution implementing the Scheme and sanctioning the related Capital Reduction must be passed by NSB Shareholders representing not less than 75 per cent. of the votes cast at the NSB General Meeting (or at any adjournment thereof).

•

The Scheme Document setting out the full details of the Proposals, an indicative timetable and the procedure to be followed to approve the Scheme and the Forms of Proxy will be posted to NSB Shareholders and, for information only, to participants in the NSB Share Incentive Schemes and holders of Exchangeable Shares as soon as practicable and in any event within 28 days of this Announcement unless otherwise agreed with the Panel.

Commenting on the Proposals, Angus Monro, Non-Executive Chairman of NSB, said:

“I am very pleased that we have been able to reach agreement on the terms of this transaction, which I believe is the right strategic outcome for NSB, offering certainty and value to our shareholders and great opportunities for our management and employees as part of the enlarged Epicor group. NSB’s product set and customer base should greatly strengthen Epicor’s existing position in retail software, and enable this to be leveraged internationally across Epicor’s broader geographic footprint. I am confident that NSB will make a significant contribution to the future of the combined business.”

Commenting on the Proposals, George Klaus, Chief Executive Officer of Epicor said:

“NSB’s current retail market focus is well aligned with Epicor’s, and NSB brings an attractive, loyal customer base, which complements Epicor’s growing presence in the highly fragmented retail market. We believe this combination will create substantial synergies, excellent cross-selling opportunities and significant economies of scale across the combined company.”

This summary should be read in conjunction with the full text of the following Announcement and Appendices.

Appendix I sets out the conditions to the implementation of the Scheme and the Proposals.

Appendix II contains source notes relating to certain information contained in this Announcement.

Certain terms used in this Announcement (including in this summary) are defined in Appendix III.

Enquiries:

Epicor Software Corporation	Tel: +1 949 585 4000
George Klaus
Michael Piraino
Mark Duffell
Damon Wright

UBS Investment Bank (financial adviser to Epicor)	Tel: +1 310 556 6700
John Joliet
Scott Jacobsen

Craig Calvert (UK)	Tel: +44 (0) 20 7567 8000

NSB Retail Systems PLC	Tel: +1 514 426 0822
Angus Monro
David Henning
Stuart Mitchell

Close Brothers (financial adviser to NSB)	Tel: +44 (0) 20 7655 3100
Simon Willis
James Craven

Dresdner Kleinwort (broker to NSB)	Tel: +44 (0) 20 7623 8000
James Rudd

RedLeaf Communications (PR adviser to NSB)	Tel: +44 (0) 20 7822 0200
Emma Kane
Samantha Robbins

UBS Investment Bank is acting exclusively as financial adviser to Epicor and no one else in connection with the Proposals and will not be responsible to anyone other than Epicor for providing the protections afforded to clients of UBS Investment Bank or for providing advice in relation to the Proposals or any other matters referred to in this Announcement.

Close Brothers, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for NSB and no one else in connection with the Proposals and will not be responsible to anyone other than NSB for providing the protections afforded to clients of Close Brothers or for providing advice in relation to the Proposals or any other matters referred to in this Announcement.

This Announcement is not intended to and does not constitute or form any part of, an offer to sell or an invitation to purchase or the solicitation of an offer to subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Proposals or otherwise.

The distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. This Announcement has been prepared for the purpose of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

The availability of the Proposals to persons not resident in the UK may be affected by the laws of the relevant jurisdiction in which they are located. Persons who are not resident in the United Kingdom should inform themselves of and observe any applicable requirements.

The Proposals will be carried out by way of scheme of arrangement under UK law and are subject to UK disclosure requirements, which are different from those of the United States or Canada. The Proposals will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, timetable, settlement procedures and timing of payments that are different from those applicable under US or Canadian procedures and law.

Each holder of NSB Shares is urged to consult his independent professional advisers immediately regarding the tax consequences of the Proposals.

Forward-Looking Statements

This Announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of the NSB Group and the Epicor Group and certain plans and objectives of the boards of directors of NSB and Epicor. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of directors of NSB and Epicor in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements.

Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Announcement. NSB and Epicor assume no obligation to update or correct the information contained in this Announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.

The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and publication of this Announcement shall not give rise to any implication that there has been no change in the facts set out in this Announcement since such date. Nothing contained in this Announcement shall be deemed to be a forecast, projection or estimate of the future financial performance of NSB or Epicor except where expressly stated.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Takeover Code, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of NSB, all “dealings” in any “relevant securities” of NSB (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the Effective Date of the Scheme (or such later date(s) as the Panel may specify). If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of NSB, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Takeover Code, all “dealings” in “relevant securities” of NSB, by Epicor or NSB, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at http://www.thetakeoverpanel.org.uk/.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel on telephone number +44 (0)20 7638 0129; fax number +44 (0)20 7236 7013.

Not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

17 December 2007

RECOMMENDED PROPOSALS FOR THE CASH ACQUISITION

OF

NSB RETAIL SYSTEMS PLC

BY

EPICOR SOFTWARE CORPORATION

(acting through its wholly-owned subsidiary, Epicor Retail Solutions, Inc.)

(TO BE EFFECTED BY MEANS OF A SCHEME OF ARRANGEMENT)

1.	Introduction

The boards of Epicor and NSB announce that they have reached agreement on the terms of the recommended cash acquisition of NSB by Epicor (through its wholly-owned subsidiary Epicor Retail), to be implemented by means of a scheme of arrangement.

The terms of the Proposals are that shareholders of NSB will receive 38.0 pence in cash per Scheme Share held at the Scheme Record Time, which values the entire issued ordinary share capital of NSB (fully diluted for the exchange of all Exchangeable Shares and the exercise of all in the money options under the NSB Share Incentive Schemes) at approximately £160.1 million.

2.	Recommendation

The NSB Directors, who have been so advised by Close Brothers, consider the terms of the Proposals to be fair and reasonable. In providing its advice to the NSB Directors, Close Brothers has taken into account the commercial assessment of the NSB Directors.

Accordingly, the NSB Directors unanimously recommend that NSB Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the NSB General Meeting as they have irrevocably undertaken to do in respect of their entire beneficial holdings of issued Ordinary Shares, which in aggregate amount to 2,401,957 Ordinary Shares, representing approximately 0.63 per cent. of the existing issued ordinary share capital of NSB entitled to vote at the Court Meeting and approximately 0.58 per cent. of the existing issued share capital of NSB entitled to vote at the NSB General Meeting.

3.	The Proposals

Under the terms of the Proposals, which are subject to the Conditions and further terms set out below and in Appendix I and the full terms and conditions which will be set out in the Scheme Document, the Scheme Shares will be cancelled and Scheme Shareholders will receive:

for each Ordinary Share	38.0 pence in cash

The terms of the Transaction value the entire issued ordinary share capital of NSB (fully diluted for the exchange of all Exchangeable Shares and the exercise of all in the money options under the NSB Share Incentive Schemes) at approximately £160.1 million.

The price per Ordinary Share which Scheme Shareholders would receive under the Proposals represents a premium of approximately:

•	61.7 per cent. to the Closing Price of 23.50 pence per Ordinary Share on 12 December 2007, being the last Business Day prior to the commencement of the Offer Period;

•	55.7 per cent. to the average Closing Price of 24.40 pence per Ordinary Share for the three months ended 12 December 2007, being the last Business Day prior to the commencement of the Offer Period;

•	36.3 per cent. to the average Closing Price of 27.88 pence per Ordinary Share for the 12 months ended 12 December 2007, being the last Business Day prior to the commencement of the Offer Period; and

•	11.8 per cent. to the Closing Price of 34.00 pence per Ordinary Share on 14 December, being the last Business Day prior to this announcement.

4.	Background to and reasons for recommending the Proposals

NSB was formed in 1995, was admitted to trading on AIM in 1997, and expanded both organically and by acquisition from that point. In 1999 NSB moved to the Official List and in late 2000 it completed the acquisition of STS Systems. Following this acquisition, NSB’s management team and operations were increasingly weighted towards North America and this was further emphasised by the sale of NSB’s UK operations to BT in early 2004. Since then, NSB’s focus has been to build on its track record of expertise, innovation and delivery in its chosen sub-sectors of fashion, apparel and speciality retail. This strategy has yielded good results, with NSB reporting four consecutive years of growth in adjusted operating profit (operating profit before impact of capitalising development costs, share based payments, surplus property costs, employee redundancy and separation costs) in the period 2003 to 2006 and a 23 per cent. year-on-year increase in adjusted operating profit in the first six months of 2007. Also in 2007, NSB has resumed payment of dividends, and effected a smooth handover of management responsibility from NSB’s founder, Nikki Beckett, to the current Chief Executive Officer, David Henning.

Whilst the NSB Directors are confident that the prospects of the business as an independent company remain strong, they have also been mindful that NSB’s share price performance has been impaired, in their view, by a number of factors, including especially the sustained devaluation of the US Dollar (NSB’s principal operational currency) against the Pound Sterling and Canadian Dollar. As NSB has evolved over the years into an almost exclusively North American business, the NSB Board has had cause to weigh both the costs and benefits of maintaining an independent London listing, against the increased scale and reach achieved by combining NSB with a larger, but still focused, software and solutions provider such as Epicor. The board of NSB sees the Retail Division of Epicor and the business of NSB as being in many respects complementary, both in terms of their current geographic footprint and product offerings, whilst at the same time offering scope for synergies from streamlining overlapping support functions, and in the medium-term, from developing the combined business internationally in line with both companies’ stated strategy.

Accordingly, following an approach by Epicor, the NSB Board has held detailed discussions regarding the terms of a potential acquisition of NSB by Epicor. The NSB Board believes that the terms of the Proposals fairly reflect the potential benefits that can be derived from combining the two businesses. The Proposals represent a significant premium of 61.7 per cent. to the average Closing Price of 23.50 pence per Ordinary Share on 12 December 2007 (being the last Business Day prior to the commencement of the Offer Period) and a premium of 55.7 per cent. to the average Closing Price of an Ordinary Share of 24.40 pence for the three months prior to 12 December 2007. Accordingly, the NSB Board believes that the Proposals are in the best interests of NSB Shareholders.

5.	Reasons for the Proposals

The Epicor Directors believe that a combination of NSB and Epicor will create a leading provider of software applications to the specialty retail market and will establish the company as a leader in POS solutions. The Epicor Directors further believe that the increased breadth of products, additional market focus and opportunity and new cross-selling opportunities resulting from the transaction should provide significant benefits for customers and employees of both companies.

Growth and integration opportunities

Epicor has historically supplemented its organic growth through the efficient integration of strategic acquisitions of companies with complementary technology, customers and geographies. Epicor has a proven track record in leveraging the strengths of its acquisitions and realising operating synergies.

Epicor’s acquisitions of CRS Retail Systems, Scala Business Solutions, ROI Systems and DataWorks over the past nine years demonstrate its success in integrating acquired businesses and products to realise synergies, enhance product offerings, and roll out solutions and services into new markets, customers, and geographies.

The Epicor Directors believe that the integration of NSB with Epicor should produce similar benefits.

Creation of a leading retail industry solution

Epicor’s CRS product line targets the retail industry and provides software and services to over 130 leading specialty retailers. These solutions include POS, Customer Relationship Management (“CRM”), Merchandising, Loss Prevention, Sales Audit, Returns Management,

Cross-Channel Order Management, Learning Solutions, and Retail Services. The Epicor Directors believe that the combination of this proven product suite with NSB’s Connected Retailer suite offering planning, sourcing and product development, merchandising, POS, sales analytics, Store, CRM, EnterpriseExpress, and StoreExpress will create a leading specialty retail sector ERP solution.

Expansion of blue chip customer base

The Transaction will more than double Epicor’s existing retail customer base with the combined group expected to have approximately 300 retail customers. Recent high profile customer implementations for NSB include Harrah’s, Dillard’s, and Mervyns. The combined customer base has limited overlap and will provide an opportunity to cross-sell products, services, and technologies as well as the opportunity to sell enterprise ERP solutions into NSB’s customer base.

The Transaction will also result in an enhanced product offering and capabilities for Tier 2, Tier 3 and Tier 4 customers, augmenting Epicor’s and NSB’s respective strengths with Tier 1 retailers such as Coach and Ann Taylor.

Significant synergies

The combination of Epicor and NSB is expected to generate material synergies from areas such as sales, marketing, support, R&D, and public company cost savings. Epicor also expects to gain ongoing cost benefits through the advantages of scale in areas such as IT, consultancy costs and third party software licences.

Financial impact on Epicor

The acquisition of NSB is expected to be materially accretive to Epicor’s non-GAAP earnings per share, cash earnings per share and free cash flow per share for Epicor for the year ending 31 December 2008 before transaction costs. This statement should not be interpreted to mean that earnings per share will necessarily match or be greater than those for the relevant preceding financial period.

6.	Irrevocable undertakings and letters of intent

Scheme

Epicor has received irrevocable undertakings to vote (or procure the vote) in favour of the Scheme at the Court Meeting or, (other than in respect of the undertaking given by Aberforth Partners LLP, in the event that the Transaction is implemented by way of a takeover offer, to accept such offer) in respect of 118,888,089 Ordinary Shares in aggregate, representing approximately 31.21 per cent. of the existing issued ordinary share capital of NSB entitled to vote at the Court Meeting.

Special Resolution

Epicor has also received irrevocable undertakings to vote in favour of the Special Resolution to be proposed at the NSB General Meeting in respect of a total of 118,888,089 Ordinary Shares, and 34,508,249 Voting Shares representing in aggregate approximately 36.93 per cent. of the existing issued share capital of NSB entitled to vote at the NSB General Meeting.

The irrevocable undertakings referred to above comprise the following:

(a)	each of the NSB Directors who hold Ordinary Shares, being Angus Monro, Stuart Mitchell, David Ferguson, Martin Chatwin and Richard Abraham has irrevocably undertaken to vote or to take all reasonable steps to procure that the relevant registered shareholder vote in favour of the Scheme at the Court Meeting and the Special Resolution to be proposed at the NSB General Meeting in respect of the Ordinary Shares beneficially owned by such NSB Director or their connected persons, as noted below, representing, in aggregate, approximately 0.63 per cent. of the existing issued ordinary share capital of NSB entitled to vote at the Court Meeting and approximately 0.58 per cent. of the existing issued voting share capital of NSB entitled to vote at the NSB General Meeting:

Angus Monro	368,558
Stuart Mitchell	304,652
David Ferguson	50,000
Martin Chatwin	1,045,530
Richard Abraham	633,217

These undertakings will continue to be binding if any higher competing offer is made for NSB.

(b)	Aberforth Partners LLP (“Aberforth”) has irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and in favour of the Special Resolution to be proposed at the NSB General Meeting in respect of 61,209,900 Ordinary Shares, representing approximately 16.07 per cent. of the existing issued ordinary share capital of NSB entitled to vote at the Court Meeting and approximately 14.73 per cent. of the existing issued share capital of NSB entitled to vote at the NSB General Meeting;

(c)	Hermes Focus Asset Management Limited (“Hermes”) has irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and in favour of the Special Resolution to be proposed at the NSB General Meeting in respect of 43,798,297 Ordinary Shares, representing approximately 11.50 per cent. of the existing issued ordinary share capital of NSB entitled to vote at the Court Meeting and approximately 10.54 per cent. of the existing issued share capital of NSB entitled to vote at the NSB General Meeting;

(d)	Gartmore Investment Limited (“Gartmore”) has irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and in favour of the Special Resolution to be proposed at the NSB General Meeting in respect of 11,477,935 Ordinary Shares, representing approximately 3.01 per cent. of the existing issued ordinary share capital of NSB entitled to vote at the Court Meeting and approximately 2.76 per cent. of the existing issued share capital of NSB entitled to vote at the NSB General Meeting;

(e)	3068358 Canada Inc. (i) has given its written consent to the Scheme (ii) in its capacity as holder of 34,508,249 Voting Shares (being all of the issued Voting

Shares) representing approximately 8.31 per cent. of the existing issued voting share capital of NSB entitled to vote at the NSB General Meeting, has irrevocably undertaken to vote in favour of the Special Resolution to be proposed at the NSB General Meeting, and (iii) in its capacity as holder of 34,508,249 Exchangeable Shares has irrevocably undertaken to cause the retraction or exchange of its 34,508,249 Exchangeable Shares into 34,508,249 Ordinary Shares immediately following the sanction of the Scheme by the Court, subject to all other conditions to the Scheme having been met or waived.

The undertakings from Aberforth, Hermes, Gartmore and 3068358 Canada Inc. will cease to be binding if a higher competing offer is made representing an improvement of at least 10 per cent. above 38.0 pence per Ordinary Share or if the Scheme is withdrawn or lapses.

7.	Structure of the Proposals

(a)	Introduction

The Transaction is to be effected by means of a scheme of arrangement between NSB and the Scheme Shareholders under section 425 of the Companies Act, the provisions of which will be set out in full in the Scheme Document. The purpose of the Scheme, together with the proposed changes to the NSB Articles, is to provide for Epicor Retail to become the owner of the whole of the issued ordinary share capital of NSB. The Scheme will provide for the cancellation of the Scheme Shares and the application of the reserve arising from such cancellation in paying up in full a number of New Ordinary Shares which is equal to the number of and which have a nominal value equal to the nominal value of the Scheme Shares cancelled and issuing the same to Epicor Retail and/or its nominee(s).

Scheme Shareholders will then receive cash on the basis set out in paragraph 3 above.

It is intended that Epicor Retail or its nominee will acquire one Ordinary Share prior to the Court Meeting. This share will not be subject to the Scheme.

To become effective, the Scheme requires the approval of Scheme Shareholders at the Court Meeting. The Scheme also requires the sanction of the Court and the passing of the Special Resolution to be proposed at the NSB General Meeting, as well as satisfaction or waiver of the other Conditions set out in Appendix I. Upon the Scheme becoming effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the NSB General Meeting.

(b)	The Meetings

Notices of the Court Meeting and the NSB General Meeting will be set out in the Scheme Document. Entitlements to attend and vote at the Meetings and the number of votes which may be cast at them will be determined by reference to, in the case of the Court Meeting, holdings of Scheme Shares and, in the case of the NSB General Meeting, holdings of Ordinary Shares and Voting Shares, in each case as shown in the register of members of NSB at the time specified in the notice of the relevant meeting.

The Court Meeting

The Court Meeting will be held at the direction of the Court to seek the approval of the Scheme Shareholders to the Scheme. At the Court Meeting, voting will be by way of poll and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held. The approval required at the Court Meeting is a majority in number of those Scheme Shareholders who are present and vote, either in person or by proxy, and who represent 75 per cent. or more in value of all Scheme Shares held by such Scheme Shareholders.

Scheme Shareholders have the right to raise any objections they may have to the Scheme at the Court Meeting.

It is important that as many votes as possible are cast at the Court Meeting (whether in person or by proxy) so that the Court may be satisfied that there is a fair and reasonable representation of NSB Shareholder opinion.

Notice of the Court Meeting and a form of proxy for the Court Meeting will be sent to the Scheme Shareholders together with the Scheme Document.

The NSB General Meeting

The NSB General Meeting will be convened to consider and, if thought fit, pass the Special Resolution (which requires votes in favour representing at least 75 per cent. of the votes cast) to approve:

(i)	the Capital Reduction (in connection with the Scheme);

(ii)	the giving of authority to the NSB Directors to allot shares in NSB to Epicor Retail as provided for in the Scheme; and

(iii)	certain amendments to the NSB Articles as described below.

Notice of the NSB General Meeting and a form of proxy for the NSB General Meeting will be sent to the NSB Shareholders together with the Scheme Document.

Voting on the Special Resolution will be on a show of hands unless a poll is demanded. The Chairman reserves the right to demand a poll and, in such event, each holder of NSB Shares present in person or by proxy will be entitled to one vote for each NSB Share held. All NSB Shareholders will be entitled to vote on the Special Resolution.

It is proposed that the NSB Articles will be amended to ensure that any Ordinary Shares which are issued after the NSB General Meeting but before the Scheme Record Time will be subject to and bound by the Scheme. Any Ordinary Shares issued on the exercise of options under the NSB Share Incentive Schemes, on the conversion of the Exchangeable Shares into Ordinary Shares or otherwise after the Scheme Record Time will not be subject to the Scheme. Accordingly, it is also proposed that the NSB Articles will be amended so that any Ordinary Shares issued to any person other than Epicor Retail (or its nominee(s)) on or after the Scheme Record Time will automatically be acquired by Epicor Retail in consideration for the payment by Epicor Retail to such person of such cash consideration as would have been payable under the Scheme had such Ordinary Shares been Scheme Shares. The proposed amendments to the NSB Articles will be set out in full in the notice of the NSB General Meeting.

(c)	Modifications to the Scheme

The Scheme will contain a provision for NSB and Epicor Retail jointly to consent on behalf of all concerned to any modifications, additions or conditions to the Scheme which the Court may think fit to approve or impose. The Court would be unlikely to approve of or impose any modifications, additions or conditions to the Scheme which might be material to the interests of Scheme Shareholders unless Scheme Shareholders were informed of any such modification, addition or condition. It would be a matter for the Court to decide, at its discretion, whether or not a further meeting of Scheme Shareholders should be held.

(d)	Conditions to the Scheme

The Conditions to the Scheme are set out in full in Appendix I. The Scheme is conditional, amongst other things, upon:

(i)	the Scheme becoming effective by not later than 31 March 2008 or such later date as NSB and Epicor Retail may agree and (if required) the Court may allow;

(ii)	approval of the Scheme by a majority in number of the Scheme Shareholders who are present and vote either in person or by proxy at the Court Meeting, or any adjournment of that Meeting, and who represent 75 per cent. or more in value of all Scheme Shares held by such Scheme Shareholders;

(iii)	the Special Resolution to be set out in the notice of the NSB General Meeting being duly passed by the requisite majority at the NSB General Meeting or any adjournment of that Meeting; and

(iv)	the sanction (with or without modification agreed by NSB and Epicor Retail) of the Scheme and confirmation of the Capital Reduction by the Court, office copies of the Court Orders and the minute of such reduction attached thereto being delivered for registration to the Registrar of Companies and, in the case of the Court Order confirming the Capital Reduction, registration of such Court Order by him.

(e)	Sanction of the Scheme by the Court

Under the Companies Act, the Scheme and the Capital Reduction require the sanction of the Court at the First Court Hearing and Second Court Hearing respectively. Epicor Retail has confirmed that it will be represented by Counsel at such hearings so as to consent to the Scheme and to undertake to the Court to be bound thereby.

The Scheme will become effective in accordance with its terms on delivery of office copies of the Court Orders to the Registrar of Companies, and (in relation to the Court Order to confirm the Capital Reduction comprised in the Scheme) the registration of such Court Order by him.

If the Scheme becomes effective, it will be binding on all Scheme Shareholders irrespective of whether or not they attended or voted in favour of the Scheme at the Court Meeting or in favour of the resolutions proposed at the NSB General Meeting. If the Scheme does not become effective by 31 March 2008 (or such later date (if any) as Epicor Retail and NSB may agree and (if required) the Court may allow) the Scheme will not become effective.

(f)	Exchangeable Shares and Voting Shares

3068358 Canada Inc., in its capacity as holder of 34,508,249 Exchangeable Shares (being all of the issued Exchangeable Shares), has agreed to exercise its retraction right and will receive 34,508,249 Ordinary Shares immediately following the sanction of the Scheme by the Court and prior to the Scheme Record Time, subject to all other conditions to the Scheme having been met or waived at such time. Once this happens, the newly issued Ordinary Shares will be subject to and bound by the Scheme and 3068358 Canada Inc. will be entitled to receive the consideration payable under the Scheme to holders of Scheme Shares.

If 3068358 Canada Inc. does not exercise its retraction rights, all of the 34,508,249 issued Exchangeable Shares will, in accordance with the rights attaching to them, automatically be redeemed for Ordinary Shares. This will occur upon the Court Orders confirming the Scheme and the Capital Reduction being delivered for registration to the Registrar of Companies and, in the case of the Court Order confirming the Capital Reduction, upon registration of such Court Order.

Following such exchange, the newly issued Ordinary Shares will automatically be acquired by Epicor Retail in consideration for the payment by Epicor Retail to the holder of such shares of such cash consideration as would have been payable under the Scheme had such Ordinary Shares been Scheme Shares, in accordance with the amended provisions of the NSB Articles to be approved at the NSB General Meeting, as set out in paragraph (b) above.

Upon the retraction or redemption of the Exchangeable Shares whether such exchange is voluntary or automatic, NSB will redeem all of the 34,508,249 issued Voting Shares at par.

8.	Information relating to the Epicor Group

Epicor is a global leader in the development and delivery of integrated enterprise resource planning (“ERP”), customer relationship management, supply chain management, retail point-of-sale and professional services automation software solutions to mid-market companies and divisions of the Global 1000. Epicor is listed on NASDAQ with a market capitalisation of approximately US$687 million. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Epicor has ten active operating subsidiaries worldwide and its corporate headquarters are located at 18200 Von Karman Ave, Suite 1000, Irvine, California.

For the year ended 31 December 2006, Epicor reported U.S. GAAP revenues of US$384 million and for the quarter ended 30 September 2007, Epicor reported U.S. GAAP revenues of US$103 million. Through organic growth and acquisitions, Epicor has achieved year-on-year revenue growth of 28.7 per cent. and 32.7 per cent. in 2005 and 2006 respectively.

Epicor Retail is a New Brunswick corporation incorporated specifically for the purpose of the Transaction. It is a wholly owned subsidiary of Epicor and prior to the date of this Announcement has not traded or carried out any business other than in connection with the Transaction.

9.	Information relating to the NSB Group

NSB was formed in 1995, was admitted to trading on AIM in 1997 and has been listed on the Official List since 1999. NSB is a predominantly North American supplier of software solutions and services that help the retail market create, manage and fulfil consumer demand. Its customers include GameStop, JC Penney, and Ross Stores. NSB has approximately 610 employees based primarily at NSB’s headquarters in Montreal, Canada and in Columbus, Ohio, USA. BT acts as NSB’s exclusive distributor in the UK. The NSB Group’s focus remains on the fashion, apparel and specialty retail markets.

For the year ended 31 December 2006, NSB had revenues of US$87.6 million and operating profit before exceptional items of US$18.9 million. As at 30 June 2007, the total assets of NSB were US$149.7 million (2006: US$129.5 million), net assets were US$106.1 million (2006: US$90.0 million) and net cash was US$34.6 million (2006: US$21.6 million).

10.	Current trading of NSB

The following extracts have been taken from the Chief Executive Officer’s statement accompanying the announcement of the unaudited consolidated financial statements of the NSB Group for the six month period ended 30 June 2007 on 11 September 2007.

“I am delighted to report a strong set of results in my first period as Chief Executive. We achieved good growth in all our key operating metrics; order intake, revenues and operating profit. Our past actions to control our cost base along with our continuing investment in product development leave NSB well positioned for future growth.

Results:

Total revenues were up 8% to US$46.0 million (2006: $42.5 million) with North American revenues up 9% to US$44.3 million (2006: US$40.6 million).

Operating profit increased 46% to $10.1 million (2006: $6.9 million) on a statutory basis. However, we believe a better measure of the Group’s progress is adjusted operating profit which eliminates the impact of redundancy costs (2007: nil; 2006: $2.2 million), the impact of capitalising and amortising development costs (2007: $0.1 million expense; 2006: $0.8 million credit) and the impact of share based payment expense (2007: $0.3 million; 2006: $0.1 million). On this basis, adjusted operating profit increased 23% to $10.5 million (2006: $8.5 million) reflecting the strong performance of the North American business, particularly services and support.

Our costs remained under tight control increasing just 1% to $31.6 million, before hardware purchase and redundancy costs (2006: $31.2 million). Our cost base is impacted by currency. Most of our revenues are in US Dollars and this is the Group’s reporting currency whereas a substantial proportion of the Group’s costs are in Canadian Dollars. Currency movements did not have a material impact on comparative first half results although the strengthening of the Canadian Dollar against the US Dollar since May 2007 will have a negative impact on full year results.

Adjusted basic earnings per share has been reported because, in the Board’s view, it is the most relevant measure of EPS. Adjusted basic EPS is profit before the impact of currency movements on Canadian Dollar deferred tax assets (both years) and redundancy and separation costs in 2006 divided by the weighted average number of shares in issue. EPS calculated on this basis was up 11% to 2.45 cents (equivalent to 1.24p) (2006: 2.20 cents or 1.19p). Basic EPS increased 53% to 2.73 cents (1.38p) (2006: 1.79 cents (0.97p)).

Operating cash flow continues to be good. Cash balances at the period end are up $1.3 million to $34.6 million (31 December 2006: $33.2 million) after paying dividends of $4.1 million and funding provisions previously accrued for surplus facilities, redundancies and separation costs totalling $2.4 million.

Outlook:

The first half of 2007 was a period of good progress. We have a clear growth strategy and are already starting to realise the benefit of its increasingly international focus. Our pipelines and order books remain strong and, notwithstanding adverse currency movements, we look forward with confidence to reporting further progress in the second half.”

Since the announcement of the interim results on 11 September 2007 NSB has continued to trade materially in line with the NSB Board’s expectations.

For the full text of the NSB interim results announced on 11 September 2007 please refer to NSB’s website (www.nsbgroup.com) or the Scheme Document expected to be posted as soon as practicable.

11.	Financing the Transaction

The consideration payable under the Transaction is being funded from Epicor’s existing cash resources and by way of a committed US$200,000,000 debt facility agreement with Keybank National Association, as Syndication Agent and Bank of America, N.A as Administrative Agent, Swing Line Lender and L/C Issuer, with the option to request an additional US$50,000,000 in revolving loans and term loans (subject to the approval of the lenders). Further details of the financing arrangements for the Transaction will be set out in the Scheme Document.

UBS, financial adviser to Epicor, is satisfied that sufficient resources are available to Epicor to satisfy in full the cash consideration payable to NSB Shareholders under the terms of the Transaction.

12.	Management, Directors and employees

Epicor attaches great importance to the skills and experience of the current management team and employees of NSB. The Epicor Board has given assurances to the NSB Directors that, upon the Scheme becoming effective, the existing employment rights of NSB Group employees will continue to be safeguarded and pension obligations complied with. Epicor’s plans do not involve any material change to the conditions of employment of NSB’s employees (other than the intended transition of certain employees to the Epicor Group’s standard terms and conditions of employment, but there is no intention to reduce overall employee remuneration and other contractual benefits will remain broadly comparable) and there are no current plans to change the principal locations of NSB’s existing businesses.

Following the Scheme becoming effective, a joint team from Epicor and NSB will be set up to assess how best to take advantage of the combined businesses’ strong strategic position and growth opportunities and to realise the synergies in each case referred to above. This review will include an analysis of the Epicor Group’s continuing operating locations and associated staffing levels.

The Epicor Board has also indicated that it intends that David Henning, NSB’s current Chief Executive Officer, will assume overall management responsibility for the enlarged retail sector business of Epicor.

The non-executive NSB Directors have agreed to resign from the NSB Board upon the Scheme becoming effective and will be paid in full in respect of their notice periods.

13.	Implementation and inducement fee arrangements

NSB and Epicor have entered into the Implementation Agreement which governs their relationship during the period until the Scheme becomes effective, lapses or is withdrawn. Among other things, the parties have agreed to cooperate to implement the Scheme and NSB has entered into certain undertakings concerning the conduct of its business and the provision of certain further information during that period.

As an inducement for Epicor carrying out its due diligence in respect of the Proposals and devoting management time and resources in connection with the Proposals, NSB has agreed in the Implementation Agreement to pay to Epicor an inducement fee of £1,600,000 in aggregate (equal to approximately one per cent. of the value of NSB by reference to the price offered under the Proposals) (inclusive of value added tax, if any, except to the extent any such value added tax is recoverable by NSB) in the following circumstances:

(i)	the Scheme lapses or is withdrawn and a competing proposal that is announced (under rule 2.5 of the Takeover Code) prior to the date which is 3 months after the date in which the Scheme lapses or is withdrawn becomes unconditional or otherwise completes;

(ii)	the NSB Directors withdraw or adversely modify their recommendation of the Proposals and the Scheme lapses or is withdrawn.

In the Implementation Agreement, NSB has also agreed with Epicor that if it receives an approach which the NSB Board determines in good faith constitutes a superior proposal, it will notify Epicor of the terms of the competing proposal and shall not withdraw or adversely modify its recommendation of the Proposals unless either (i) Epicor informs NSB that it is not willing to revise the Proposals such that they are no less in value than the competing proposal; (ii) Epicor does not, within 48 hours of being notified of the competing proposal, confirm that it is willing to revise the Proposals such that they are no less in value than the competing proposal; or (iii) Epicor, having confirmed within 48 hours of being notified of the competing proposal that it is willing to revise the Proposals such that they are no less in value than the competing proposal, fails within 96 hours of receipt of such notice to announce the revised Proposals. Epicor Retail has a right to enforce the provisions under the Implementation Agreement.

Further details of the implementation and inducement fee arrangements will be set out in the Scheme Document.

14.	NSB Share Incentive Schemes

NSB 1998 Share Option Scheme and Long Term Incentive Stock Option Plan for Former Employees of STS Systems (“Discretionary Option Schemes”)

All options under the Discretionary Option Schemes are currently exercisable, having been held for more than 3 years and having met relevant vesting and/or performance conditions (as the case may be). A proposal will shortly be made to optionholders under the Discretionary Option Schemes to exercise all outstanding options, and receive Ordinary Shares immediately after the Court sanction of the Scheme but prior to the Scheme Record Time, so that such Ordinary Shares will be subject to and benefit from the terms of the Scheme. Although the proposal extends to all options under the Discretionary Option Schemes, it is unlikely that an option with an exercise price per Ordinary Share above 38 pence will be exercised.

NSB Savings-Related Share Option Scheme, NSB Canadian Sharesave Plan, and NSB US Sharesave Plan (“Sharesave Schemes”)

Options under the Sharesave Schemes are not currently exercisable. Under the rules of the Sharesave Schemes as agreed by NSB Shareholders, outstanding options would not become exercisable until immediately after the Scheme becomes effective. The Ordinary Shares issued to optionholders would, however, not be subject to the Scheme as they would be issued after the Scheme Record Time. To enable optionholders to participate in the Scheme, the rules of the Sharesave Schemes have therefore been amended by the Board (using the powers reserved to them) so that the options can be exercised to the full extent possible immediately after the Court sanction of the Scheme, as is the case with options under the Discretionary Option Schemes. A proposal will shortly be made to optionholders on those terms so that the Ordinary Shares issued to them pursuant to the Sharesave Schemes will be subject to and benefit from the terms of the Scheme.

Optionholders under the Sharesave Schemes are, under the rules of the schemes, only able to exercise their options to the extent that they have saved their exercise price at the date of exercise of the option. Optionholders under the Sharesave Schemes who exercise their options and receive Ordinary Shares immediately after the Court sanction of the Scheme will not be able to receive the full number of Ordinary Shares under option as they will not by then have saved the full amount required to exercise the options in full. As they would have saved the full amount by 1 June 2008, Epicor has decided that it will make a compensatory cash payment to optionholders who accept the proposal to exercise their options immediately after the Court sanction of the Scheme. The cash payment will be equal to the additional profit the optionholders would have made had they exercised their options using savings they could have made in the six months following the Court sanction of the Scheme.

The Scheme will not extend to Ordinary Shares issued, including on the exercise of options under the Discretionary Option Schemes and the Sharesave Schemes, on or after the Scheme Record Time. However, an amendment to the NSB Articles is to be proposed at the NSB General Meeting to the effect that Ordinary Shares issued pursuant to the exercise of options on or after the Scheme Record Time would be automatically transferred to Epicor Retail in consideration for the payment of the same cash consideration as would have been payable under the Scheme had those Ordinary Shares been Scheme Shares.

NSB Long-Term Incentive Plan (the “Long-Term Incentive Plan”)

The Long-Term Incentive Plan was approved by NSB Shareholders in May 2006. Awards were made on 23 March 2007. The Long-Term Incentive Plan provides free Ordinary Shares to participants if, broadly, they remain in employment with the NSB Group until the awards vest and to the extent that performance conditions are met. On a takeover of NSB, the Remuneration Committee of the NSB Board has discretion as to how many Ordinary Shares should be received by participants. The Remuneration Committee has decided, taking into account the recent performance of the Company, the 38.0 pence in cash per Scheme Share payable under the Scheme and the fact that the awards made in 2007 have been the only long-term incentive awards made to senior executives since 2004, that the awards should vest in full.

The NSB employee trust currently holds 862,897 Ordinary Shares in excess of those needed to satisfy awards already granted under the Long-Term Incentive Plan. The Remuneration Committee has resolved in principle that the trustee of the Company’s employee trust be requested to transfer those Ordinary Shares to key executives immediately after the Court sanction of the Scheme, including recommending the transfer of 242,897 Ordinary Shares to David Henning and 160,000 Ordinary Shares to Stuart Mitchell.

Beneficial interests in the relevant number of Ordinary Shares receivable will be transferred immediately after the Court sanction of the Scheme by the Company’s employee trust using Ordinary Shares which it already holds. Participants will therefore hold Ordinary Shares at the Scheme Record Time so that their Ordinary Shares will automatically be subject to and benefit from the terms of the Scheme.

Participants in NSB Share Incentive Schemes will be contacted separately regarding the effect of the Transaction on their rights and the proposals referred to above will be made to them in due course.

15.	Disclosure of interests in NSB

Save for the irrevocable undertakings referred to in paragraph 6 above, as at the date of this Announcement, neither Epicor, nor, so far as the Directors of Epicor are aware, any person acting in concert with it, has any interest in or right to subscribe for any relevant securities of NSB nor are they party to any short positions (whether conditional or absolute and whether in the money or otherwise) relating to relevant securities of NSB, including any short positions under derivatives, agreements to sell or any delivery obligations or rights to require another person to take delivery. Neither Epicor, nor, so far as the Directors of Epicor are aware, any person acting in concert with it, has borrowed or lent any relevant securities of NSB.

16.	Delisting of Ordinary Shares and re-registration

If the Scheme becomes effective, it is intended that applications be made to the UK Listing Authority for the listing of Ordinary Shares on the Official List to be cancelled and to the London Stock Exchange for the cancellation of trading of Ordinary Shares on its market for listed securities, in each case to take effect on the day that is two Business Days after the Effective Date.

On the Effective Date, share certificates in respect of Scheme will cease to be valid and should be destroyed. In addition, entitlement to Ordinary Shares held in the CREST system will be cancelled. It is proposed that, following the Effective Date, and after the NSB Shares have been delisted, NSB will be re-registered as a private company.

17.	Anticipated timetable

NSB anticipates that it will despatch the Scheme Document to NSB Shareholders and, for information only, to holders of options granted under the NSB Share Incentive Schemes and to holders of Exchangeable Shares, within the next 28 days (or such later date as may be agreed with the Panel), that the Court Meeting and NSB General Meeting will take place in January 2008, and subject to the Scheme becoming unconditional and effective in accordance with its terms, the Effective Date will occur in February 2008. A full anticipated timetable will be set out in the Scheme Document.

18	Other

The Transaction will be subject to the requirements of the Takeover Code and will be on the terms and subject to the Conditions set out in this Announcement and in Appendix I, and to be set out in the Scheme Document which will include full details of the Scheme, together with notices of the Court Meeting and the NSB General Meeting and the expected timetable. The Scheme Document, together with forms of proxy for the Meetings, will be despatched to NSB Shareholders and, for information only, to holders of options granted under the NSB Share Incentive Schemes, as soon as practicable and, in any event, within 28 days of the date of this Announcement unless agreed otherwise with the Panel. In deciding whether or not to vote in favour of the Scheme and the related matters in respect of their NSB Shares, NSB Shareholders should rely on the information contained in, and follow the procedures described in, the Scheme Document and forms of proxy.

The availability of the Proposals and the distribution of this Announcement to persons who are not resident in the UK may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the UK should inform themselves of, and observe, any applicable requirements.

Certain terms used in this Announcement are defined in Appendix III.

This Announcement does not constitute an offer to sell, or an invitation to purchase, any securities or the solicitation of any vote or approval in any jurisdiction. The full terms and conditions of the Scheme will be set out in the Scheme Document. NSB Shareholders are advised to read carefully the formal documentation in relation to the Proposals once it has been despatched.

19.	Responsibility

(a)	The Epicor Directors accept responsibility for all information in this Announcement, other than the information for which responsibility is taken pursuant to paragraph (b) below. To the best of the knowledge and belief of the Epicor Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)	The NSB Directors accept responsibility for all the information contained in this Announcement relating to NSB, the NSB Group, the opinions of NSB and the NSB Group, the NSB Directors and members of their immediate families, related trusts and their connected persons. To the best of the knowledge and belief of the NSB Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

Enquiries:

Epicor Software Corporation	Tel: +1 949 585 4000
George Klaus
Michael Piraino
Mark Duffell
Damon Wright

UBS Investment Bank (financial adviser to Epicor)	Tel: +1 310 556 6700
John Joliet
Scott Jacobsen
Craig Calvert (UK)	Tel: +44 (0) 20 7567 8000

NSB Retail Systems PLC	Tel: +1 514 426 0822
Angus Monro
David Henning
Stuart Mitchell

Close Brothers (financial adviser to NSB)	Tel: +44 (0) 20 7655 3100
Simon Willis
James Craven

Dresdner Kleinwort (broker to NSB)	Tel: +44 (0) 20 7623 8000
James Rudd

RedLeaf Communications	Tel: +44 (0) 20 7822 0200
Emma Kane
Samantha Robbins

UBS Investment Bank is acting exclusively as financial adviser to Epicor and no one else in connection with the Proposals and will not be responsible to anyone other than Epicor for providing the protections afforded to clients of UBS Investment Bank or for providing advice in relation to the Proposals or any other matters referred to in this Announcement.

Close Brothers, which is authorised and regulated in the United Kingdom by the Financial Services Authority is acting exclusively for NSB and no one else in connection with the Proposals and will not be responsible to anyone other than NSB for providing the protections afforded to clients of Close Brothers or for providing advice in relation to the Proposals or any other matters referred to in this Announcement.

This Announcement is not intended to and does not constitute or form any part of, an offer to sell or an invitation to purchase or the solicitation of an offer to subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Proposals or otherwise.

The distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. This Announcement has been prepared for the purpose of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

The availability of the Proposals to persons not resident in the UK may be affected by the laws of the relevant jurisdiction in which they are located. Persons who are not resident in the United Kingdom should inform themselves of and observe any applicable requirements.

The Proposals will be carried out by way of scheme of arrangement under UK law and are subject to UK disclosure requirements, which are different from those of the United States or Canada. The Proposals will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, timetable, settlement procedures and timing of payments that are different from those applicable under US or Canadian procedures and law.

Each holder of NSB Shares is urged to consult his independent professional advisers immediately regarding the tax consequences of the Proposals.

Forward-Looking Statements

This Announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of the NSB Group and Epicor Group and certain plans and objectives of the boards of directors of NSB and Epicor. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of directors of NSB and Epicor in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements.

Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Announcement. NSB and Epicor assume no obligation to update or correct the information contained in this Announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.

The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and publication of this Announcement shall not give rise to any implication that there has been no change in the facts set out in this Announcement since such date. Nothing contained in this Announcement shall be deemed to be a forecast, projection or estimate of the future financial performance of NSB Epicor except where expressly stated.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Takeover Code, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of NSB, all “dealings” in any “relevant securities” of NSB (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30pm (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the Effective Date of the Scheme (or such later date(s) as the Panel may specify). If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of NSB, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Takeover Code, all “dealings” in “relevant securities” of NSB, by Epicor or NSB, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at http://www.thetakeoverpanel.org.uk/.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel on telephone number +44 (0)20 7638 0129; fax number +44 (0)20 7236 7013.

APPENDIX I

CONDITIONS TO IMPLEMENTATION OF THE PROPOSALS

1.	The Proposals will be conditional upon the Scheme becoming unconditional and being implemented by no later than 31 March 2008 or such later date as, subject to the Takeover Code, NSB and Epicor Retail may agree and (if required) the Court may allow.

The Scheme will be conditional upon:

(a)	approval of the Scheme by a majority in number representing 75 per cent. or more in value of the Scheme Shareholders who are present and voting, either in person or by proxy, at the Court Meeting or at any adjournment of that Meeting;

(b)	the resolution to be set out in the notice of the NSB General Meeting (namely the Special Resolution) being duly passed by the requisite majority at the NSB General Meeting or at any adjournment of that Meeting; and

(c)	the sanction (with or without modification (but subject to such modification being acceptable to NSB and Epicor Retail)) of the Scheme and the confirmation of the Capital Reduction by the Court, office copies of the Court Orders and of the minute confirming the Capital Reduction being delivered for registration to the Registrar of Companies in England and Wales and, in the case of the Court Order confirming the Capital Reduction, registration of such Court Order by the Registrar of Companies in England and Wales.

2.	All filings have been made and all or any appropriate waiting periods under the United States Hart Scott Rodino Anti-trust Improvements Act of 1976 and the regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Proposals and the proposed acquisition of any shares in, or control of, NSB by Epicor Retail.

3.	NSB and Epicor Retail have agreed that, subject as stated in paragraph below, application to the Court to sanction the Scheme and to confirm the Capital Reduction will not be made unless the Conditions in paragraphs 1(a), 1(b) and 2 above have been fulfilled or satisfied and, immediately prior to the hearing of the petition to sanction the Scheme (or any adjournment of such hearing), the following conditions are satisfied or waived:

(a)	save as disclosed, no government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority, court, trade agency, association or institution or professional or environmental body or any other similar person or body whatsoever in any relevant jurisdiction (each a “Third Party”) having decided, without the consent or agreement of Epicor Retail to take, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference or having required any action to be taken or information to be provided or otherwise having done anything or having made, proposed or enacted any statute, regulation, order or decision or having done anything which would or might reasonably be expected to (in each case to an extent which is material in the context of the wider NSB Group or wider Epicor Group in each case taken as a whole):

(i)

make the Proposals or their implementation, or the acquisition or the proposed acquisition by Epicor Retail of any shares or other securities in, or control of, NSB or any of its subsidiaries or subsidiary undertakings or associated undertakings (as defined in the Companies Act) (including any joint venture, partnership, firm or company in which any member of the NSB Group is substantially interested (the “wider NSB Group” (and “member of the wider NSB Group” shall be construed accordingly)) void, illegal or unenforceable in any relevant jurisdiction, or otherwise directly or indirectly restrain, prohibit, restrict, prevent or delay the same or impose additional conditions or financial or other obligations with respect thereto, or otherwise challenge or interfere therewith;

(ii)	require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by Epicor or any of its subsidiaries or subsidiary undertakings or associated undertakings (including any joint venture, partnership, firm or company in which any member of the Epicor Group is substantially interested) (the “wider Epicor Group” (and “member of the wider Epicor Group” shall be construed accordingly)) of any NSB Shares or of any shares in a member of the wider NSB Group;

(iii)	require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by any member of the wider Epicor Group or by any member of the wider NSB Group of all or any portion of their respective businesses, assets or property, or (to an extent which is material in the context of the Proposals or the wider NSB Group concerned taken as a whole) impose any limit on the ability of any of them to conduct their respective businesses (or any of them) or to own or control any of their respective assets or properties or any part thereof;

(iv)	impose any material limitation on, or result in any material delay in, the ability of any member of the wider Epicor Group or any member of the wider NSB Group to acquire, hold or exercise effectively, directly or indirectly, all or any rights of ownership of NSB Shares or any shares or securities convertible into NSB Shares or to exercise voting or management control over any member of the wider NSB Group;

(v)	require any member of the wider Epicor Group and/or of the wider NSB Group to acquire or offer to acquire or repay any shares or other securities in and/or indebtedness of any member of the wider NSB Group owned by or owed to any third party; or

(vi)	impose any material limitation on the ability of any member of the wider Epicor Group or the wider NSB Group to integrate or co-ordinate its business, or any material part of it, with the business of any member of the wider NSB Group or wider Epicor Group respectively;

(vii)	otherwise adversely affect any or all of the businesses, assets, prospects, profits or financial or trading position of any member of the wider NSB Group or any member of the wider Epicor Group,

and all applicable waiting and other time periods during which any Third Party could institute, implement or threaten any such action, proceedings, suit, investigation, enquiry or reference under the laws of any relevant jurisdiction, having expired, lapsed or been terminated;

(b)	all necessary filings and applications having been made and all necessary waiting and other time periods (including any extensions thereof) under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case as may be necessary in connection with the Proposals or their implementation or the acquisition or proposed acquisition by Epicor Retail or any member of the wider Epicor Group of any shares or other securities in, or control of, NSB or any member of the wider NSB Group, in each case to the extent the absence thereof would have a material adverse effect in the context of the wider NSB Group or the wider Epicor Group in each case taken as a whole; and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, certificates, permissions and approvals (“Authorisations”) necessary for or in respect of the Proposals or the acquisition or proposed acquisition by Epicor Retail of any shares or other securities in, or control of, NSB or the carrying on by any member of the wider NSB Group of its business or in relation to the affairs of any member of the wider NSB Group, in each case to the extent the absence thereof would have a material adverse effect in the context of the wider NSB Group or the wider Epicor Group in each case taken as a whole, having been obtained in terms and in a form reasonably satisfactory to Epicor Retail from all appropriate Third Parties or persons with whom any member of the wider NSB Group has entered into contractual arrangements and all such Authorisations remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke, suspend, restrict or amend or not renew the same; and there being no indication that the renewal costs of any such Authorisation might be higher than the renewal costs for the current Authorisation to an extent material in the context of the wider NSB Group or the wider Epicor Group in each case taken as a whole;

(c)	except as disclosed, there being no provision of any arrangement, agreement, licence or other instrument to which any member of the wider NSB Group is a party or by or to which any such member or any of its respective assets is or are or may be bound, entitled or subject or any circumstance which, in consequence of the making or implementation of the Proposals or the acquisition or proposed acquisition of any shares or other securities in, or control of, NSB or because of a change in the control or management of NSB or otherwise, could reasonably be expected to result in (to an extent which is material in the context of the wider NSB Group taken as a whole):

(i)	any amount of monies borrowed by or other indebtedness or liabilities actual or contingent of, or any grant available to, any member of the wider NSB Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated maturity date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or capable of being withdrawn or inhibited;

(ii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the wider NSB Group or any such security (whenever created, arising or having arisen) being enforced or becoming enforceable;

(iii)

any such arrangement, agreement, license or instrument or the rights, liabilities, obligations, or interests of any member of the wider NSB Group under any such arrangement, agreement, licence or instrument (or any arrangement, agreement, licence or instrument relating to any such right, liability, obligation, interest or business) or the interests or business of any such member in or with any other person, firm, company or body being or becoming capable of being terminated or adversely modified or adversely affected or any adverse action being taken or any onerous obligation or liability arising thereunder;

(iv)	any asset or interest of any member of the wider NSB Group being or falling to be disposed of or charged (otherwise than in the ordinary course of trading) or ceasing to be available to any member of the wider NSB Group or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to any member of the wider NSB Group (otherwise than in the ordinary course of trading);

(v)	any member of the wider NSB Group ceasing to be able to carry on business under any name under which it presently does so;

(vi)	any member of the wider NSB Group and/or the wider NSB Group being required to acquire or repay any shares in and/or indebtedness of any member of the wider NSB Group owed by any third party;

(vii)	any change in or effect on the ownership or use of any intellectual property rights owned or used by any member of the wider Epicor Group;

(viii)	the value or financial or trading position of any member of the wider NSB Group being prejudiced or adversely affected; or

(ix)	the creation of any material liability, actual or contingent, by any such member,

and no event having occurred which, under any provision of any such arrangement, agreement, licence or other instrument, might reasonably be expected to result in any of the events referred to in this Condition 3(c);

(d)	since 31 December 2006 and except as disclosed, no member of the wider NSB Group having:

(i)	issued or agreed to issue or authorised or proposed the issue of additional shares or securities of any class, or securities convertible into or exchangeable for shares, or rights, warrants or options to subscribe for or acquire any such shares, securities or convertible securities (save for issues between NSB and any of its wholly-owned subsidiaries or between such wholly-owned subsidiaries, save for the exchange of the Exchangeable Shares issued by Exchangeco and save for options as disclosed to Epicor Retail granted under the NSB Share Incentive Schemes before the date of this Announcement or the issue of any NSB Shares allotted upon the exercise of options granted before the date of this Announcement under the NSB Share Incentive Schemes) or redeemed, purchased, repaid or reduced or proposed the redemption, purchase, repayment or reduction of any part of its share capital or any other securities;

(ii)	recommended, declared, made or paid or proposed to recommend, declare, make or pay any bonus issue, dividend or other distribution whether payable in cash or otherwise other than any distribution by any wholly-owned subsidiary within the NSB Group;

(iii)	save as between members of the NSB Group, effected, authorised, proposed or announced or announced its intention to propose or made any material change in its loan capital;

(iv)	save as between members of the NSB Group, effected, authorised, proposed or announced its intention to propose any merger, demerger, reconstruction, arrangement, amalgamation, commitment or scheme or any acquisition or disposal or transfer of assets or shares (other than in the ordinary course of business) or any right, title or interest in any assets or shares or other transaction or arrangement in respect of itself or another member of the wider NSB Group which in each case would be material in the context of the wider NSB Group taken as a whole;

(v)	save as between members of the NSB Group, acquired or disposed of or transferred (other than in the ordinary course of business) or mortgaged, charged or encumbered any assets or shares or any right, title or interest in any assets or shares (other than in the ordinary course of business) or authorised the same or entered into, varied or terminated or authorised, proposed or announced its intention to enter into, vary, terminate or authorise any agreement, arrangement, contract, transaction or commitment (other than in the ordinary course of business and whether in respect of capital expenditure or otherwise) which is of a loss-making, long-term or unusual or onerous nature or magnitude, or which involves or could involve an obligation of such a nature or magnitude (other than in the ordinary course of trading), in each case which is material in the context of the wider NSB Group taken as a whole;

(vi)	entered into any agreement, contract, transaction, arrangement or commitment which in any case is material in the context of the wider NSB Group taken as a whole;

(vii)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the wider NSB Group or the wider Epicor Group or which is or could involve obligations which would or might reasonably be expected to be so restrictive;

(viii)	save for transactions between members of the NSB Group or transactions carried out by members of the NSB Group in the ordinary course of trading, issued, authorised or proposed the issue of or made any change in or to any debentures, or (other than in the ordinary course of trading) incurred or increased any indebtedness or liability, actual or contingent, which is material in the context of the wider NSB Group taken as a whole;

(ix)	been unable or admitted that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business or proposed or entered into any composition or voluntary arrangement with its creditors (or any class of them) or the filing at court of documentation in order to obtain a moratorium prior to a voluntary arrangement or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(x)	made, or announced any proposal to make, any change or addition to any retirement, death or disability benefit or any other employment-related benefit of or in respect of any of its directors, employees, former directors or former employees in a manner which is material in the context of the wider NSB Group taken as a whole;

(xi)	save as between NSB and its wholly-owned subsidiaries, granted any lease or third party rights in respect of any of the leasehold or freehold property owned or occupied by it or transferred or otherwise disposed of any such property in any case which is material in the context of the wider NSB Group taken as a whole;

(xii)	entered into or materially varied or made any offer (which remains open for acceptance) to enter into or materially vary the terms of any service agreement with any director or senior executive of NSB or any director or senior executive of the wider NSB Group;

(xiii)	taken or proposed any corporate action or had any proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution, striking-off or reorganisation or for the appointment of a receiver, administrator (including the filing of any administration application, notice of intention to appoint an administrator or notice of appointment of an administrator), administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or for any analogous proceedings or steps in any relevant jurisdiction or for the appointment of any analogous person in any relevant jurisdiction which in any case is material in the context of the NSB Group taken as a whole;

(xiv)	made any amendment to its memorandum or articles of association which is materially prejudicial to the Proposals;

(xv)	waived or compromised any claim or authorised any such waiver or compromise, save in the ordinary course of business, which is material in the context of the wider NSB Group taken as a whole;

(xvi)	taken, entered into or had started or threatened against it in a relevant jurisdiction outside England and Wales any form of insolvency proceeding or event similar or analogous to any of the events referred to in Conditions 3(d)(ix) and (xiii) above; or

(xvii)	agreed to enter into or entered into an agreement or arrangement or commitment or passed any resolution or announced any intention with respect to any of the transactions, matters or events referred to in this Condition 3(d);

(e)	except as disclosed:

(i)	there having been no adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of the wider NSB Group taken as a whole;

(ii)

no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the wider NSB Group is or may become a party (whether as claimant or defendant or otherwise), and no enquiry or investigation by or complaint or reference to any Third Party, against or in respect of any member of the wider NSB Group, having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the wider NSB Group which is material in the context of the NSB Group taken as a whole; and

(iii)	no contingent or other liability having arisen or become apparent or increased which might be likely in either case to have a material adverse effect on the wider NSB Group taken as a whole;

(f)	save as disclosed, Epicor Retail not having discovered:

(i)	that any financial, business or other information concerning NSB or the wider NSB Group which is contained in the information publicly disclosed at any time by or on behalf of any member of the wider NSB Group either publicly or in the context of the Proposals contains a material misrepresentation of fact which has not, prior to the date of this Announcement, been corrected by public announcement through an RIS or omits to state a fact necessary to make the information contained therein not materially misleading in the context of the wider NSB Group taken as a whole;

(ii)	any information which materially affects the import of any such information as is mentioned in Condition 3(f)(i) to an extent which is material in the context of the wider NSB Group taken as a whole; or

(iii)	that any member of the wider NSB Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of NSB for the twelve months ended 31 December 2006 or which has otherwise not been fairly disclosed to Epicor Retail by or on behalf of NSB prior to the date of this Announcement and which is material in the context of the wider NSB Group taken as a whole;

(g)	save as disclosed, Epicor Retail not having discovered that:

(i)	there has been a disposal, spillage or leakage of waste or hazardous substance or any substance reasonably likely to impair the environment or harm human health on, or there has been an emission or discharge of any waste or hazardous substance or any substance reasonably likely to impair the environment or harm human health from, any land or other asset now or previously owned, occupied or made use of by any member of the wider NSB Group which would be reasonably likely to give rise to any liability (whether actual or contingent, civil or criminal) or cost on the part of any member of the wider NSB Group which is material in the context of the wider NSB Group taken as a whole;

(ii)

any member of the wider NSB Group has failed to comply with any and/or all applicable legislation or regulations of any relevant jurisdiction with regard to the use, treatment, handling, storage, transport, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance reasonably likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such use, treatment, handling, storage, transport, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any member of the wider NSB Group with any such legislation or regulations, and wherever the same may have taken place) any of which use, treatment, handling, storage, transport, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent, civil or criminal) or cost on the part of any member of the wider NSB Group which is material in the context of the wider NSB Group taken as a whole;

(iii)	there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) on any member of the wider NSB Group to make good, alter, improve, repair, reinstate, clean up or otherwise assume responsibility for any property or any controlled waters now or previously owned, occupied or made use of or controlled by any such past or present member of the wider NSB Group, under any environmental legislation, regulation, notice, circular or order or any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any relevant jurisdiction which is in any case material in the context of the NSB Group taken as a whole;

(iv)	circumstances exist whereby a person or class of persons would be reasonably likely to have a claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any member of the wider NSB Group, which claim or claims would be reasonably likely to have a material adverse effect on any member of the wider NSB Group to an extent which is material in the context of the wider NSB Group taken as a whole;

(v)	circumstances exist (whether as a result of the making of the Offer or otherwise) which would be reasonably likely to lead to any third party instituting, or whereby any member of the wider NSB Group would be reasonably likely to be required to institute, an environmental audit or take any other steps which would, in any such case, be reasonably likely to result in any actual or contingent liability to improve or install new plant or equipment or make good, repair, reinstate or clean up any land or other asset now or previously owned, occupied or made use of by any member of the wider NSB Group, which, in any such case, would be material in the context of the wider NSB Group taken as a whole,

4.	Epicor Retail reserves the right to waive all or any of the Conditions in paragraph 3 above.

5.	If Epicor Retail is required by the Panel to make an offer for the NSB Shares under Rule 9 of the Takeover Code, Epicor Retail may make such alteration to the terms and conditions of the Transaction as may be necessary to comply with the provisions of the Takeover Code.

6.	Epicor Retail reserves the right to elect to implement the Transaction by way of a takeover offer. In such event, such offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. (or such lesser percentage as Epicor Retail may, subject to compliance with the Takeover Code, decide) of the NSB Shares to which such offer relates), so far as applicable, as those which would apply to the Scheme.

7.	Epicor Retail will not invoke any of the Conditions in paragraph 3 unless the circumstances that give rise to the right to invoke the relevant Conditions are of material significance to Epicor Retail in the context of the Transaction.

8.	If the Scheme is effected, NSB Shareholders will be deemed to have confirmed to NSB that the NSB Shares held by them are fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interest of any nature whatsoever.

9.	For the purpose of these Conditions:

(a)	“disclosed” means disclosed in:

(i)	any of the documents made available as at 6.00 p.m. on 13 December 2007 in respect of the proposed Transaction in the electronic data room;

(ii)	any other information delivered to an Information Recipient in respect of the Transaction by or on behalf of NSB on or before 6.00 p.m. on 13 December 2007;

(iii)	any public announcement by NSB to a RIS on or before 6.00 p.m. on 13 December 2007;

(iv)	the announcement released on 13 March 2007 by NSB of its preliminary results for the financial year ended 31 December 2006 and on 11 September 2007 by NSB of the unaudited consolidated financial statements of the NSB Group for the six month period ended 30 June 2007; or

(v)	the report and accounts of NSB for the financial year ended 31 December 2006.

(b)	“Information Recipient” means each:

(i)	any director or employee of any member of the Epicor Group; and

(ii)	any professional advisers engaged by any member of the Epicor Group in connection with the Transaction.

10.	The Transaction and the Scheme are governed by English Law and will be subject to the exclusive jurisdiction of the English courts and the conditions set out above.

APPENDIX II

BASES OF CALCULATION AND SOURCES OF INFORMATION

(a)	The value attributed to the fully diluted ordinary share capital of NSB is based upon 380,918,199 Ordinary Shares in issue as at the date of this Announcement, 34,508,249 Exchangeable Shares in issue at the date of this Announcement, (each of which are exchangeable at the option of the holder or on certain events into Ordinary Shares on a one-for-one basis) and no more than 5,953,587 options outstanding over Ordinary Shares at the date of this Announcement in respect of which the exercise price is less than 38 pence per Ordinary Share to be issued.

(b)	The issued ordinary share capital of NSB entitled to vote at the Court Meeting is based upon 380,918,199 Ordinary Shares in issue as at the date of this Announcement.

(c)	The issued share capital of NSB is based upon 380,918,199 Ordinary Shares in issue as at the date of this Announcement and 34,508,249 Voting Shares in issue as at the date of this Announcement. Each Ordinary Share and Voting Share holds one vote.

(d)	Unless otherwise stated, all prices for NSB Shares have been derived from the Daily Official List and represent the Closing Prices on the relevant date.

(e)	Unless otherwise stated, the market capitalisation of Epicor is based upon 58,591,535 shares in issue and a closing price of US$11.73 per share of Epicor common stock as at 13 December 2007.

(f)	The closing price per common stock of Epicor as at 13 December 2007 is derived from the NASDAQ.

APPENDIX III

DEFINITIONS

AIM	Alternative Investment Market, a market operated by the London Stock Exchange

BT	BT Group plc

Business Day	any day (other than a public holiday, Saturday or Sunday) on which clearing banks in London are open for normal business

Canadian Dollar	Canadian Dollar (and references to “cent” shall be construed accordingly)

Capital Reduction	the proposed reduction of the capital of the Company in connection with the Scheme

Close Brothers	Close Brothers Corporate Finance Limited, financial adviser to NSB

Closing Price	the closing middle market quotation of a NSB Share on the Daily Official List

Companies Act	the Companies Act 1985 as amended, modified, consolidated, re-enacted or replaced from time to time

Conditions	the conditions to the Scheme set out in Appendix I

Court	the High Court of Justice in England and Wales

Court Meeting	the meeting of the Scheme Shareholders to be convened pursuant to an order of the Court pursuant to section 425 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme, and any adjustment thereof

Court Order(s)	the order of the Court sanctioning the Scheme under section 425 of the Companies Act and the order of the Court confirming the Capital Reduction under section 137 of the Companies Act, or where the context may require, either of them

CRM	customer relationship management

Effective Date	the date on which an office copy of the order of the Court confirming the Capital Reduction provided for by the Scheme has been delivered to the Registrar of Companies for registration and is registered

Epicor	Epicor Software Corporation, a Delaware company, with its principal offices at 18200 Von Karman Avenue, Suite 1000, Irvine, California 92612

Epicor Directors or Directors of Epicor	the directors of Epicor at the date of this Announcement

Epicor Group	Epicor and its subsidiaries and subsidiary undertakings

Epicor Retail	Epicor Retail Solutions, Inc.

Exchangeable Shares	34,508,249 shares issued by Exchangeco which are exchangeable on a one for one basis for Ordinary Shares

Exchangeco	513165 N.B. Inc, a New Brunswick corporation which is a member of the NSB Group

Excluded Shares	any Ordinary Shares of which Epicor Retail is the holder or in which Epicor Retail is beneficially interested

First Court Hearing	the Court hearing of the petition to sanction the Scheme

holder	a registered holder

Implementation Agreement	the implementation and inducement fee agreement dated 17 December 2007 between NSB and Epicor

London Stock Exchange	London Stock Exchange plc

Meetings	the Court Meeting and the NSB General Meeting

New Ordinary Shares	the new ordinary shares of 2 pence each in the capital of NSB to be issued in accordance with the Proposals

NSB or the Company	NSB Retail Systems PLC

NSB Articles	the articles of association of NSB from time to time

NSB Directors, Directors of NSB or NSB Board	the directors of NSB at the date of this Announcement

NSB General Meeting	the general meeting of NSB Shareholders (and any adjournment thereof) to be convened in connection with the Proposals

NSB Group	NSB and its subsidiaries and subsidiary undertakings

NSB Share Incentive Schemes	the NSB Long Term Incentive Stock Option Plan for former Employees of STS Systems, the NSB Long-Term Incentive Plan, the NSB 1998 Share Option Scheme, the NSB Savings-Related Share Option Scheme, the NSB U.S. Sharesave Plan and the NSB Canadian Sharesave Plan

NSB Shareholders	holders of NSB Shares

NSB Shares	the Ordinary Shares and the Voting Shares

Offer Period	the period commencing on 13 December 2007, being the date of the announcement by NSB that it was in discussion that may or may not lead to an offer for NSB, and ending on the date on the Effective Date

Official List	the official list of the Financial Services Authority

Ordinary Shares	the ordinary shares of 2 pence each in the capital of NSB

Panel	the Panel on Takeovers and Mergers

Pound Sterling or £	UK pound sterling (and references to “pence” shall be construed accordingly)

POS	point of sale

Proposals	the Scheme and the other matters to be considered at the Meetings

Regulatory Information Service	any of the services set out in Appendix 3 to the Listing Rules

Scheme Document	the document to be posted to NSB Shareholders and others containing, amongst other things, the Scheme and the notices of the Meetings

Scheme or Scheme of Arrangement	the scheme of arrangement proposed to be made under section 425 of the Companies Act between NSB and the holders of Scheme Shares, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by NSB and Epicor Retail

Scheme Record Time	6:00 p.m. on the Business Day immediately preceding the Second Court Hearing

Scheme Shareholders	the holders of Scheme Shares

Scheme Shares

(i) the Ordinary Shares in issue at the date of the Scheme Document;

(ii) any Ordinary Shares issued after the date of the Scheme Document and before the Voting Record Time; and

(iii) any Ordinary Shares issued at or after the Voting Record Time and before the Scheme Record Time in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, other than the Excluded Shares

Second Court Hearing	the Court hearing of the petition to confirm the Capital Reduction

Special Resolution	the special resolution to be proposed at the NSB General Meeting in connection with, amongst other things, the approval of the Scheme and the sanctioning of the Capital Reduction

subsidiary and subsidiary undertaking	the meaning given to these terms in the Companies Act but for those purposes ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act

substantial interest	a direct or an indirect interest of 20 per cent. or more of the voting rights exercisable in relation to the undertaking or enterprise concerned or in the equity capital or any class of equity capital of such undertaking or enterprise

Takeover Code	the City Code on Takeovers and Mergers

Transaction	the proposed acquisition of the entire issued and to be issued share capital of NSB by Epicor (acting through its wholly-owned subsidiary, Epicor Retail) to be effected by way of a scheme of arrangement under section 425 of the Companies Act

UBS or UBS Investment Bank	UBS Limited, financial adviser to Epicor

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland (and its dependent territories)

US Dollar or US$	United States Dollar (and references to “cent” shall be construed accordingly)

Voting Record Time	6:00 p.m. on the day which is two days before the date of the Court Meeting or the NSB General Meeting or, if the Court Meeting or the NSB General Meeting is adjourned, 6:00 p.m. on the day prior to the day immediately before the date fixed for the adjourned meeting

Voting Shares	special voting shares of 0.01p each in the capital of NSB

All references to time in this document are to London time.

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.